UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 10, 2025
Date of Report (date of earliest event reported)

POLARIS INC.
(Exact name of registrant as specified in its charter)

Delaware			1-11411	41-1790959
(State or other jurisdiction of incorporation)			(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Highway 55	Medina	Minnesota		55340
(Address of Principal Executive Offices)				(Zip Code)
(763) 542-0500
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	PII	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02 Results of Operations and Financial Condition.

On October 13, 2025, Polaris Inc. (the "Company") issued a press release announcing its decision to separate the Indian Motorcycle business (the "Indian Motorcycle Business") from its portfolio and into a standalone business (the "Transaction"). The press release included the Company's preview on its preliminary results for the third quarter ended September 30, 2025.
A copy of the Company’s press release is furnished as Exhibit 99.1 and is attached to this Current Report on Form 8-K.

The information in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") or otherwise subject to the liability of that section, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.06 Material Impairments.

On October 10, 2025, certain wholly owned subsidiaries of the Company entered into a definitive agreement to sell the Indian Motorcycle Business. Under U.S. generally accepted accounting principles, the Indian Motorcycle Business will be classified as held for sale. Accordingly, the Company will be required to record the assets related to the Indian Motorcycle Business at fair value, less an amount of estimated transaction costs. Further, the Company recorded related impairment charges in the third quarter of 2025. The Company currently expects estimated pre-tax charges of approximately $275 million to $325 million, or approximately $230 million to $280 million net of an expected tax benefit of approximately $45 million. The majority of these charges are expected to be recorded in the fourth quarter of 2025. These charges include future cash expenditures of approximately $100 million. All of the estimates described in Item 2.06 of this Current Report on Form 8-K may change in the future.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transaction Bonus and Separation Benefits Agreement with Michael D. Dougherty

On October 10, 2025, Michael D. Dougherty, President of the Company's On Road and International business notified the Company of his intention to retire from the Company upon the closing of the Transaction and the Company entered into a Transaction Bonus and Separation Benefits Agreement (the "Transaction Bonus and Separation Benefits Agreement") with Mr. Dougherty. The Transaction Bonus and Separation Benefits Agreement provides that, upon the closing of the Transaction, Mr. Dougherty will be eligible to receive (i) a transaction bonus equal to four times his then-current base salary and (ii) his 2025 annual bonus based on the greater of target and actual performance, payable at the same time the Company pays 2025 annual bonuses to its other employees, in each case, subject to Mr. Dougherty remaining continuously employed through the closing of the Transaction. In addition, upon the closing of the Transaction, Mr. Dougherty's equity awards will be treated in accordance with the retirement provisions of the Severance Agreement, dated as of April 30, 2025, by and between the Company and Mr. Dougherty (the "Existing Severance Agreement"), the form of which was filed as Exhibit 10.d to the Company's Form 10-Q for the quarterly period ended March 31, 2025, subject to Mr. Dougherty remaining continuously employed through the closing of the Transaction. Mr. Dougherty will also be eligible to continue to use Company products pursuant to the Company's Active Officer Product Program and be deemed to have retired as of the closing of the Transaction for purposes of the Company's executive retirement benefits and plans.
The foregoing description of the Transaction Bonus and Separation Benefits Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached as Exhibit 10.1 hereto, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Transaction Bonus and Separation Benefits Agreement, dated October 10, 2025, by and between the Company and Michael D. Dougherty
99.1	Press Release dated October 13, 2025 of Polaris Inc.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	October 14, 2025
POLARIS INC.

/s/ Robert P. Mack
Robert P. Mack
Chief Financial Officer